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CUSIP No.  505862-10-2          SCHEDULE 13D (Amendment No. 2)


                                                                       EXHIBIT 1

                                  PRESS RELEASE

Lafarge Increases Offer for Outstanding Minority Shares of Lafarge North America to $85.50 Per Share; Special Committee of Lafarge North America Resolves to Recommend Revised Offer
APRIL 24, 2006 6:00 A.M.

PARIS--(BUSINESS WIRE)--April 24, 2006

Lafarge, the world leader in building materials, today announced that it will amend its cash tender offer (the "Offer") for the remaining 46.8% minority stake in Lafarge North America (NYSE & TSX: LAF) that it does not own by increasing the offer price to $85.50 per share. The Special Committee of Lafarge North America's Board of Directors has unanimously resolved to recommend that the minority shareholders accept the revised offer and tender their shares, as and when the Offer is amended.

The increased offer price represents a premium of 33% over Lafarge North America's closing stock price on February 3, 2006, the last trading day before Lafarge announced its intention to commence the tender offer. At this price, the transaction will create value for Lafarge shareholders, and Lafarge believes that this price will be extremely attractive for Lafarge North America shareholders.

  Bruno Lafont, Chief Executive Officer of Lafarge, said:

"We are delighted that, with the decision of the Special Committee of Lafarge North America's Board to recommend the Offer, we can proceed expeditiously to complete our tender offer and to deliver the benefits of the transaction to the shareholders of both companies."

All of the members of the Special Committee of independent directors of Lafarge North America who own shares have indicated that they will tender their shares in the revised offer. Lafarge North America's financial advisors, Merrill Lynch & Co. and The Blackstone Group L.P., have each rendered an opinion that the amended offer is fair to Lafarge North America's minority shareholders from a financial point of view.

Lafarge has also extended the expiration date of its Offer for the outstanding common shares of Lafarge North America until 12:00 midnight, New York City time, on Friday, May 12 2006. The Offer had previously been scheduled to expire at 12:00 midnight, New York City time, on Friday, April 28, 2006. Shareholders who have already tendered their shares will receive the increased offer price of $85.50 per share and need not take any additional action in order to receive such price.

In the event that Lafarge North America's Board of Directors declares a dividend in the second quarter, the offer price will be reduced by the amount of any dividend with a record date prior to the date the shares are accepted for payment in the Offer.

The Offer is conditioned upon, among other things, the tender of a majority of the shares not held by Lafarge and its affiliates and the ownership by Lafarge of at least 90% of the outstanding


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CUSIP No.  505862-10-2          SCHEDULE 13D (Amendment No. 2)

shares. Any common shares not acquired in the tender offer are expected to be acquired in a subsequent merger at the same price as the tender offer.

Concurrently with the increase in the offer price for common shares of Lafarge North America, Lafarge also announced that it will increase the offer price of its cash offer for all outstanding exchangeable preference shares of Lafarge Canada Inc. (TSX: LCI.PR.E), a subsidiary of Lafarge North America Inc., to $85.50 per share, and that the voting members of the Board of Lafarge Canada have unanimously resolved to recommend, on behalf of Lafarge Canada, that the minority shareholders accept the revised offer and tender their exchangeable preference shares, as and when the Offer is amended. The term of the offer for all outstanding exchangeable preference shares of Lafarge Canada has also been extended until 12:00 midnight, New York City time, on Friday, May 12, 2006. The offer for exchangeable preference shares was also scheduled to expire at 12:00 midnight, New York City time, on Friday, April 28, 2006.

Lafarge stated that it expects to mail early next week to shareholders of Lafarge North America a supplement to its Offer to Purchase and to amend its tender offer statement on file in with the United States Securities and Exchange Commission to reflect the increased offer price and other relevant changes. Lafarge North America is expected to file and mail its amended Solicitation/Recommendation Statement on Schedule 14D-9 shortly thereafter.

Lafarge and Lafarge North America have also reached an agreement in principle, subject to certain conditions including definitive documentation and court approval, to settle the pending litigation.

Lafarge North America shareholders and other interested parties are urged to read the Tender Offer Statement on Schedule TO, as amended, the Offer to Purchase and any other documents relating to the tender offer that are filed with the United States Securities and Exchange Commission (the "SEC") because they contain important information. Lafarge North America shareholders will be able to receive such documents free of charge at the SEC's website, www.sec.gov, or by contacting Innisfree M&A Incorporated, the Information Agent for the transaction, at (877) 825-8730 for English speakers, (877) 825-8777 for French speakers or (212) 750-5833 for banks and brokers calling collect.

  Note to Editors

Lafarge is the world leader in building materials, with top-ranking positions in all four of its businesses: Cement, Aggregates & Concrete, Roofing and Gypsum. With 80,000 employees in 75 countries, Lafarge posted sales of Euros 16 billions in 2005.

Lafarge has been committed to sustainable development for many years, pursuing a strategy that combines industrial know-how with performance, value creation, respect for employees and local cultures, environmental protection and the conservation of natural resources and energy. Lafarge is the only company in the construction materials sector to be listed in the 2006 '100 Global Most Sustainable Corporations in the World'. To make advances in building materials, Lafarge places the customer at the heart of its concerns. It offers the construction industry and the general public innovative solutions bringing greater safety, comfort and quality to their everyday surroundings. Additional information is available on the web site at www.lafarge.com.

Lafarge North America is one of the largest publicly traded construction materials providers in North America. Lafarge North America today is a 53.2%-owned subsidiary of Lafarge.

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CUSIP No.  505862-10-2          SCHEDULE 13D (Amendment No. 2)

Statements made in this press release that are not historical facts, with respect to the completion of the tender offer, the benefits and value creation of the transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors"), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: whether the conditions of the tender offer will be satisfied; the cyclical nature of the Company's business; national and regional economic conditions in the countries in which the Company does business; currency fluctuations; seasonal nature of the Company's operations; levels of construction spending in major markets and, in particular, in North America; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's public filings with the French Autorite des Marches Financiers and the US Securities and Exchange Commission including the Company's Reference Document and Annual Report on Form 20-F. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business throughout the world. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

 CONTACT: Lafarge
             Communications
             Stephanie Tessier, 33-1 44-34-92-32
             stephanie.tessier@lafarge.com
             or
             Lucy Wadge, 33-1 44-34-19-47
             lucy.wadge@lafarge.com
             or
             Louisa Pearce-Smith, 33-1 44-34-18-18
             louisa.pearce-smith@lafarge.com
             or
             Investor Relations
             Yvon Brind'Amour, 33-1 44-34-11-26
             yvon.brindamour@lafarge.com
             or
             Daniele Daouphars, 33-1 44-34-11-51
             daniele.daouphars@lafarge.com


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